TERM NOTE

$6,900,000.00                                          Manchester, New Hampshire
                                                       February 6, 1998


MAKER'S NAME:                 PRESSTEK, INC., a Delaware corporation
ADDRESS:                      8 Commercial Street
                              Hudson, New Hampshire 03051

Principal Amount:             SIX MILLION NINE HUNDRED THOUSAND
                              AND 00/100 DOLLARS
                              ($6,900,000.00) ("Principal Amount")

Maturity Date:                February 6, 2008 ("Maturity Date")

Grace Period:                 Ten (10) days

Late Charge:                  The greater of Thirty Five Dollars ($35.00) or
                              Five percent (5%) of the overdue amount, including principal, interest, costs and any accelerated amount

Monthly Payment Date:         The sixth (6th day of each month

First Monthly Payment Date:   March 6, 1998

1.   PROMISE TO PAY.

     FOR VALUE RECEIVED, PRESSTEK, INC., a Delaware corporation (the "Maker") hereby jointly and severally promises to pay to the order of CITIZENS BANK NEW HAMPSHIRE, a guaranty savings bank chartered under the laws of the State of New Hampshire, with a place of business at 875 Elm Street, Manchester, New Hampshire 03101 (the "Bank"), or to any holder, at Bank's office stated above or at such other place as Bank or any subsequent holder hereof may in writing designate, in immediately available funds and in installments as herein provided, the Principal Amount in lawful currency of the United States of America, as provided herein, but in any event at the Maturity Date, together with payments as provided herein of interest thereon from the date hereof on the Principal Amount from time to time outstanding at the Interest Rate.

     This Note evidences a borrowing of Six Million Nine Hundred Thousand Dollars $6,900,000.00 (the "Loan") pursuant to the Loan Agreement dated December 18, 1996, as amended by Amendment to Loan Agreement and Related Loan Documents of near or even date, (as amended, the "Loan Agreement") between the Maker and the Bank. Any and all terms contained and not defined herein shall have the meaning ascribed to them in the Loan Agreement.


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2.   INTEREST AND PRINCIPAL PAYMENTS.

     2.1 Interest Rate. The "Interest Rate" will be equal to a (i) a fixed rate equal to seven and twelve hundredths percent (7.12%) per annum (the "Fixed Rate") during the first five (5) Loan Years (as defined below) and (ii) a variable rate of interest equal to the LIBOR Rate (as defined in Section I.D. of the Loan Agreement) plus two percent (2%) per annum (the "Variable Rate") during the second five (5) Loan Years (as defined below) to apply to outstanding Principal Amount hereunder, all in accordance with, and subject to the limitations of, the provisions of the Loan Agreement. The Variable Rate shall be first established by the Bank in accordance with the procedures set forth in
Section I.D. of the Loan Agreement as of two (2) Banking Days preceding the first day of the second five (5) Loan Years and shall remain in effect as so established for the first thirty (30) day period of the second five (5) Loan Years. Thereafter, two (2) Banking Days preceding the first day of the next thirty (30) day period of the last five (5) Loan Years, and preceding the first day of each successive thirty (30) day period through the term hereof, the Bank shall establish the Variable Rate for each such thirty (30) day period in accordance with the procedures set forth in Section I.E. of the Loan Agreement.

     2.2 Interest Payments. Interest, which has accrued during the preceding month on the outstanding Principal Amount at the Interest Rate set forth above, shall be paid monthly in arrears (i) as part of a blended payment of principal and interest as provided below on each Monthly Payment Date during the first five (5) Loan Years, commencing on the First Monthly Payment Date, and (ii) with the direct reduction principal payments as provided below on each Monthly Payment Date during the last five (5) Loan Years.

     2.3 Principal Payments. In addition to any interest payments to be made as indicated above, Maker shall repay the principal balance as follows:

     (i) During the first five (5) Loan Years, principal and interest shall be paid in sixty (60) equal monthly installments, each such installment to be in the amount of Eighty Thousand Five Hundred Forty-two Dollars and Twenty-four Cents ($80,542.24), commencing on the First Monthly Payment Date and continuing on each successive Monthly Payment Date thereafter through the end of the first five (5) Loan Years; and (ii) During the second five (5) Loan Years, principal shall be paid in sixty (60) equal installments on each Monthly Payment Date, each such installment to be in the amount of one-sixtieth (1/60) of the outstanding Principal Amount as of the first day of the second five (5) Loan Years, together with a monthly payment of accrued and unpaid interest on the outstanding principal balance at the Variable Rate through each such Monthly Payment Date. All outstanding principal and accrued and unpaid interest shall be due and payable in full on the Maturity Date.

     2.4 Prepayments. Maker may prepay the Principal Amount at any time, provided that:

     (i) In the event such payment occurs during the first five (5) Loan Years, Maker shall pay a premium to the Bank equal to (a) the aggregate amount of interest which would have otherwise been payable on the Principal Amount so prepaid through the end of the first five (5) Loan Years had there been no prepayment, minus (b) the aggregate amount of interest the Bank


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would earn if the prepaid amount were reinvested for the period from the prepayment date to end of the first five (5) Loan Years at the Treasury Rate (as defined below). The resulting amount shall be reduced to present value calculated by using the Treasury Rate, and that amount shall be the prepayment premium due to the Bank. If the result is zero (0) or negative, there shall be no prepayment premium. For the purposes hereof the "Treasury Rate" shall mean a rate per annum (computed on the basis of actual days elapsed and a year of 360 days) equal to United States Treasury Notes or Bills (Bills on a discounted basis shall be converted to a bond equivalent basis) with a maturity date closest to the end of the first five (5) Loan Years, as published in the Wall Street Journal.

     (ii) In the event that Maker prepays the Principal Amount in the second five (5) Loan Years, Maker shall reimburse the Bank for all losses, costs, and expenses that the Bank may incur as a result of any prepayment of principal prior to the end of the then current thirty (30) day period in effect for purposes of the LIBOR based rate of interest under Section 2.1 above, all as such losses, costs, and expenses are determined in accordance with the provisions of Section I. E. of the Loan Agreement.

     As used herein, a "Loan Year" is the twelve (12) month period commencing on the date hereof, and on each anniversary hereof.

3.   COMPUTATION OF INTEREST; APPLICATION OF PAYMENTS.

     3.1 All payments by Maker hereunder shall be applied to accrued interest, principal and late and other charges in such fashion as Bank deems appropriate.

     3.2 Interest shall be computed on the actual number of days elapsed over a year of 360 days.

4.   EVENTS OF DEFAULT.

     Upon the occurrence of any of the following Events of Default, all sums payable under this Note shall, at the option of Bank, become immediately due and payable without further notice or demand:

     4.1 Failure to make a payment of principal or interest on this Note, or any other sum payable hereunder or thereunder, as and when due, which is not cured within the ten (10) day Grace Period following the due date, or on any other obligation of Maker to Bank, now existing or subsequently created, whether by direct loan, guarantee or otherwise;

     4.2 Any breach, default or failure of material warranty or representation caused by Maker in connection with this Note, with any other document now or subsequently evidencing indebtedness of Maker to Bank, or of any loan agreement, mortgage, guarantee, security agreement or other documents delivered in connection herewith or therewith (collectively, the "Loan Documents");


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     4.3 The occurrence of an Event of Default under the Loan Agreement or any other Loan Document and failure of Maker or any guarantor to cure same within the applicable grace period, if any; or

     4.4 If a court or agency having jurisdiction makes a determination of the illegality or unenforceability (in whole or in material part) of this Note or any Loan Document delivered in connection herewith.

5.   WAIVERS.

     Maker and all sureties, endorsers and guarantors of this Note, except to the extent expressly and otherwise provided in any guarantor's guaranty of this Note, hereby (a) waive demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notice, filing of suit and diligence in collecting this Note, in enforcing any of the security rights or in proceeding against any of the property covered by the Loan Documents, (b) agree to any substitution, exchange, addition or release of any such property or the addition or release of any party or person primarily or secondarily liable hereon, (c) agree that Bank shall not be required first to institute any suit, or to exhaust its remedies against Maker or any other person or party in order to enforce payment of this Note or any guarantee, (d) consent to any extension, rearrangement, renewal or postponement of time of payment of this Note and to any other indulgence with respect hereto without notice, consent or consideration to any of them, (e) waive any defense arising out of the negligent release of any parties, and (f) agree that, notwithstanding the occurrence of any of the foregoing, except as to any such person expressly released in writing by Bank they shall be and remain jointly and severally, directly and primarily, liable for all sums due hereunder and under any and all of the Loan Documents.

6.   RIGHT OF SET-OFF.

     In the event of default, or upon notice of issue of any legal process by which process any of Maker's assets in the possession of Bank may be trusteed, attached or levied upon, and in addition to the other rights contained herein, Bank shall have the immediate and unconditional right of offset against all demand deposits, accounts, certificates, securities, choses in action and all other rights or property of Maker reflecting an obligation of Bank to Maker or of any endorser, or any of them, which are then maintained with (or in existence as against) Bank ("Cash Collateral"). Maker hereby expressly grants to Bank a security interest in the said Cash Collateral pursuant to RSA 382-A:9-101 et seq.

7.   LATE PAYMENT.

     In the event a payment is not made by Maker within the Grace Period after such payment is due, Maker shall in addition to all other amounts then due pay a late charge (as liquidated damages) equal to the Late Charge defined above. Acceptance by Bank of payment of the late charge shall not be deemed a waiver of any default.


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8.   GENERAL PROVISIONS.

     8.1 No delay or omission on the part of Bank in exercising any right hereunder shall operate as a waiver of such right, or of any other right of Bank, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. No single or partial exercise of a power hereunder shall preclude other exercises thereof, or the exercise of any other power hereunder.

     8.2 Any reference herein to a party in the masculine gender shall be construed in the feminine or neuter gender, as the context may require.

     8.3 If this Note is in default, or is collected or attempted to be collected by the initiation or prosecution of any suit or through any probate or bankruptcy court, or by any other judicial proceeding, or is placed in the hands of an attorney for collection, then Maker shall pay, in addition to all other amounts owing hereunder, all collection costs, appraisal costs, court costs and reasonable attorney's fees and all other expenses incurred by Bank. Interest at the Interest Rate then in effect plus five percent (5.0%) per annum shall be deemed to continue to accrue at said rate after the occurrence of an Event of Default and from the Maturity Date hereof (whether by acceleration or otherwise, or institution of suit for collection) until this Note is paid in full.

     8.4 This Note is fully negotiable, and upon negotiation may be enforced by the Bank in accordance with its terms.

     8.5 This Note shall be governed exclusively by the laws of the State of New Hampshire. Maker hereby agrees that any action under this Note shall be maintained in a court of competent jurisdiction located therein, and consents to the jurisdiction of any such New Hampshire court for all purposes connected herewith. Maker consents to the jurisdiction of any court in any state in which property of Maker is located. Any action by Maker against Bank may be maintained only in the State and Federal courts in the State of New Hampshire.

     8.6 If Bank shall pay any tax, lien, insurance or other charge legally due to preserve or protect any property serving as collateral for this Note, the amount of said payment may either be added to the principal of this Note, to bear interest thereafter at the Interest Rate then in effect, or may be payable to Bank ON DEMAND, as Bank may elect. Such sums will be secured by the Loan Documents equally with the principal and interest hereof.

     8.7 In the event any payment of principal or interest received upon this obligation and paid by Maker or any guarantor, surety, co-maker or endorser, shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the bankruptcy or insolvency laws of the United States, or otherwise, then in such event to the extent thereof, the obligation of the undersigned, or any guarantor, surety, co-maker or endorser shall, jointly and severally, survive as an obligation due hereunder and shall not be discharged or satisfied by said payment or payments, which obligation shall be payable ON DEMAND, with interest as provided herein, notwithstanding return by the Bank hereof to said parties of this original hereof or any guaranty, endorsement or the like.


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     8.8 If this Note is executed by more than one party, references to the undersigned or the "Maker" include each and all of them and they shall be jointly and severally liable hereunder. This Note shall inure to the benefit of Bank, its successors, assigns, endorsees and any person to whom Bank may grant any interest in this Note, including without limitation, a participation interest by another bank or financial institution, and shall be binding upon the undersigned and the successors, assigns, heirs, executors, administrators and other legal representatives thereof; this Note is not intended to create any right or other cause of action in or on behalf of any person other than Bank, its successors, assigns, endorsees and any person to whom Bank may grant any interest in this Note.

     8.9 To the extent possible, each provision of this Note shall be interpreted in a manner as to be valid, legal and enforceable under applicable law. If any provision of this Note shall be held invalid, illegal or unenforceable, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability and the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

     8.10 This Note may be extended, modified or renewed by agreement of Maker and Bank without releasing, discharging or affecting the liability of Maker or any sureties, endorsers or guarantors of this Note.

     8.11 This Note shall have the effect of an instrument executed under seal.

9.   SECURITY FOR LOAN.

     The indebtedness evidenced by this Note is secured by all of the Collateral of the Maker under the Loan Documents, including, but not limited to, mortgage and security interests granted by the Maker to the Bank on certain property located in the State of New Hampshire, and is guaranteed pursuant to the Guaranty of Delta V Technologies, Inc., f/k/a Catalina Coatings, Inc. dated December 18, 1996, as amended to date, which Guaranty is secured by a Deed of Trust, Assignment of Leases, Security Agreement, and Fixture Filing granted by the Delta V Technologies, Inc. to the Bank on certain property located in the State of Arizona, and, pursuant to the provisions of the Loan Agreement, the security agreements referenced therein.


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     IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed as of the date first above written.


IN THE PRESENCE OF:                     MAKER:

                                        PRESSTEK, INC.


------------------------------          By:  /s/ RICHARD A. WILLIAMS
                                             ---------------------------------
                                             Name:  Richard A. Williams
                                             Title: Chief Executive Officer

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